Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Cipherloc Corporation (the “Company”) on Form S-8 of our report dated December 28, 2020, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of and for the fiscal years ended September 30, 2020 and 2019 which is part of this Registration Statement.

Briggs & Veselka Co.

Houston, Texas

October 22, 2021